Exhibit 10.28

Sixth Amendment to Transaction Documents

This Sixth Amendment to the Transaction (this “Amendment”) is effective as of December 16, 2022 (“Effective Date”), by and between Puritan Partners LLC, a New York limited liability company (“Puritan Partners”) and Curative Biotechnology, Inc., a Florida corporation (the “Company”), having its principal place of business at 1825 NW Corporate Blvd., Suite 110 Boca Raton, FL 33431, each a “Party” and collectively the “Parties”. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Securities Purchase Agreement, dated as of March 2, 2022, as amended, entered between the Parties (the “Securities Purchase Agreement”)

Recitals

WHEREAS, pursuant to the Transaction Documents, Puritan Partners purchased a 12.5% Original Issue Discount Senior Secured Note in the principal amount of $1,142,857.14 due March 2, 2023 (as amended, the “Note”) and was issued a common stock purchase warrant to purchase 22,857,143 shares of the common stock at $0.0001 exercise price (as amended, the “Warrant”);

WHEREAS, Puritan Partners and Company are parties to the Transaction Documents, which were previously amended on August 18, 2022, October 2, 2022, October 14, 2022, November 2, 2022, and November 16, 2022 and the parties now desire to further amend the respective Transaction Documents in accordance with the terms of this Amendment.

NOW, THEREFORE, in consideration of the following and other consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

a)	Monthly Redemption Date. The definition of “Monthly Redemption Date” set forth in Section 1 of the Note is deleted in its entirety and hereby replaced with the following:

“Monthly Redemption Date” means the second of each month, commencing immediately upon January 17, 2022, and terminating upon the full redemption of this Note. Provided however that upon completion of a Qualified Offering, the entire outstanding balance of the Note will be due and payable at closing of the Qualified Offering.

(b)	Monthly Redemption Amount. The definition of “Monthly Redemption Amount” set forth in Section 1 of the Note is deleted in its entirety and hereby replaced with the following:

“Monthly Redemption Amount” means, as to a Monthly Redemption, one third of the original principal amount at 110% of such principal amount, plus accrued but unpaid interest, liquidated damages and any other amounts then owing to the Holder in respect of this Note.

(c)	The interest on the Note that is due and payable on December 2, 2022 and January 2, 2022, shall instead be due and payable on the earlier of (i) January 17, 2022 and (ii) the closing of the Qualified Offering.

(d)	The unpaid interest due on the Note for the periods ending October 2, 2022 and November 2, 2022, will be due and payable immediately following the execution of this Agreement in the amount of $23,810.

(e)	In further consideration for extending by one month the straight-line amortization payment requirement under the Note, the Company agrees that (i) the number of shares underlying the Warrant shall be increased from 28,571,429 shares to 30,476,191 shares (which amount may be subject to adjustment per the terms of the Warrant) and (ii) upon the closing of Company’s offering being registered pursuant to the S-1 Registration Statement (Registration. No. 333-264339), the outstanding principal balance, along with any accrued interest, fees or costs, will be repaid, in full pursuant to either the Optional Redemption provisions contained in Section 5(a) of the Note or the Mandatory Prepayment provisions contained in Section 5(d) of the Note, as the case may be.

(f)	Additionally, for purposes of the Warrant, the parties agree that based on the terms of the unit offering in the S-1 Registration Statement (Registration No. 333-268194) as of the date hereof, after giving effect to this Amendment, the number of shares issuable on exercise of the Warrant shall be as set forth on Exhibit A hereto. It being understood that such calculation shall be subject to change if certain of the terms of the offering are adjusted.

(g)	Qualified Offering. The definition of “Qualified Offering” set forth in Section 1.1 of the Securities Purchase Agreement (and as referenced in the other Transaction Documents) and subsequently amended on November 2, 2022, is deleted in its entirety and hereby replaced with the following:

“Qualified Offering” means a debt (including convertible debt) or equity financing of either the Company or its Subsidiary’s securities resulting in aggregate gross proceeds to the Company of at least $ 7,200,000 (or such lesser amount in an equity offering by Aegis Capital, its affiliates, or any other underwriter utilized for raising such financing). For purposes of clarity, to qualify as a Qualified Offering, the gross proceeds must be raised in one (1) offering (which may have one or several closings) and the proceeds of multiple offerings of securities with different terms will not be aggregated together.

Each of the undersigned has caused this Amendment to be duly executed and delivered as of the date first written above and will become effective as of the Effective Date.

CURATIVE BIOTECHNOLOGY, INC.

By:

Name:	Richard Garr
Title:	Chief Executive Officer

Puritan Partners LLC

By:

Name:	Richard Smithline
Title:	Managing Member

EXHIBIT A
Option Value (Fifth Amendment - Section C)	$4.26
$6 Share Less Option Value - Deal Price of Share	$1.74
Puritan shares post Sixth Amendment (pre-split)	30,476,191
Puritan shares post Sixth Amendments (post-split)	76,190
Dilutive Adjustment (section 3(b	(WCP/BP) x (WS)
WCP - $0.05 x 400 (split adjusted)	$20.00
BP (75% of price per share in QO)	$1.31
Puritan shares post Amendments (post-split)	76,190
Puritan Shares Post Dilutive Adjustment	1,167,670